EXHIBIT 3.3.1

                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                              VALUESTAR CORPORATION
                            (A Colorado Corporation)

         VALUESTAR CORPORATION, a corporation organized on January 28, 1987 as Carson Capital Corporation and existing under and by virtue of the Colorado Business Corporation Act, DOES HEREBY CERTIFY THAT:

         A.  The  name  of  this  corporation  is  VALUESTAR   CORPORATION  (the
"Corporation").

         B. A Certificate of Designation of Series A Convertible Preferred Stock establishing the Series A Convertible Preferred Stock of the Corporation was filed by the Corporation on July 21, 1999.

         C. Article C, Section 2 of the Certificate of Designation of Series A Convertible Preferred Stock is amended to read in full as follows:

                  "2. Special Voting for the Election of Directors. The Board of Directors shall beelected as follows:

                  (i) So long as at least One Hundred Thousand (100,000) shares of Series A Preferred Stock are issued and outstanding (Appropriately Adjusted), the holders of Series A Preferred Stock shall be entitled, voting as a separate class, to elect one (1) and only one (1) member to the Corporation's Board of Directors;

                  (ii) So long as at least Two Hundred Thousand (200,000) shares of Series B Preferred Stock are issued and outstanding (Appropriately Adjusted), the holders of Series B Preferred Stock shall be entitled, voting as a separate class, to elect two (2) and only two (2) members to the Corporation's Board of Directors;

                  (iii) The remaining authorized members of the Board of Directors not entitled to be elected by any series of Preferred Stock then outstanding from time to time shall be elected by the holders of Common Stock."

         D. Article D, Section 8.(v) of the Certificate of Designation of Series A Convertible Preferred Stock is amended as follows:

                  1. There is hereby added the following clause immediately after clause (G):

                  "(H) shares of Series B Convertible Preferred Stock, shares of Common Stock issuable or issued upon conversion of shares of Series B Convertible Preferred Stock and any securities issued pursuant to the rights, preferences or privileges of the Series B Convertible Preferred Stock."

                  2. Clause (H) is hereby re-lettered as clause (I) and amended to read in full as follows:



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                  "(I) shares of Common Stock issued by way of dividend or other distribution on shares of Preferred Stock and Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A),
(B), (C), (D), (E), (F), (G), (H) and this clause (I)."

         E. Article D, Section 12 of the Certificate of Designation of Series A Convertible Preferred Stock is amended to read in full as follows:

                  "12. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Stock. In lieu of any fractional share to which the holder of such shares would otherwise be entitled, the Corporation shall pay cash equal to the product of (i) such fraction multiplied by (ii) the fair market value of one share of the Common Stock on the date of conversion, as determined in good faith by a disinterested majority of the Board of Directors."

         F. The amendment was adopted on December 7, 1999.

         G. The amendment was adopted by the shareholders of the Corporation entitled to vote thereon, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval.

         H. This amendment does not provide for an exchange, reclassification or cancellation of any issued shares.

         IN WITNESS WHEREOF, VALUESTAR CORPORATION has caused this Certificate of Amendment to be signed by the duly authorized officers below as of December 7, 1999.

                                        VALUESTAR CORPORATION

                                        By: /s/ JAMES STEIN
                                            ----------------------------
                                            James Stein, President

                                        By: /s/ JAMES A. BARNES
                                            ----------------------------
                                            James Barnes, Treasurer